Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of May 8, 2001 (the "Effective Date"), by and between Travelzoo.com Sales, Inc., a California corporation (the "Company"), with principal corporate offices at 800 West El Camino Real, Suite 180, Mountain View, California 94040, and Shirley Tafoya, whose address is currently xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx ("Employee"). The Company and Employee are collectively referred to herein as “the Parties.”

WHEREAS, the Company desires to retain Employee as Vice President Advertising Sales, and Employee desires to perform such service for the Company, on the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by the parties as follows:

1.	Duties and Scope of Employment.

(b)        Position. Employee shall be employed as Vice President Advertising Sales.

(b)        Duties. Employee shall report directly to the Chief Executive Officer (or such other persons designated by the Company) and shall perform all duties and obligations of Vice President Advertising Sales (or such other duties assigned to Employee from time to time by the Chief Executive Officer or the Board of Directors). During the term of Employee’s employment with the Company, Employee shall devote her full time, skill and attention to her duties and responsibilities, which Employee shall perform faithfully, diligently and competently, and Employee shall use her best efforts to further the business of the Company. During the term of the Agreement, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, except that this provision shall not be interpreted to prohibit Employee from involvement in any charitable or community activity/organization that she is currently involved in and that does not materially interfere with her ability to perform her duties under this Agreement. Employee shall be permitted, to the extent such activities do not materially and adversely affect the ability of Employee to fully perform her duties and responsibilities hereunder, to (i) manage Employee's personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees, and (iii) with the consent of the Board of Directors (which consent shall not be unreasonably withheld), serve as a member of the board of directors of any noncompeting business.

2.            Nature of Employment. Employee agrees not to leave or discontinue her employment with the Company during the first six (6) months of her employment. Employee understands that if she resigns during the first six (6) months of employment in violation of this Agreement, the provisions of this Agreement shall be null and void and she shall only receive the “Base Salary” (as defined below) and benefits earned as of the date of termination. The Company agrees not to terminate Employee during the first six (6) months of employment with the Company, subject to the provisions of 2(a) and (b) below. After the six month period has ended, Employee will become an “at-will" employee which means that the employment relationship may be terminated at any time, with or without cause, at the option of either the Company or Employee, upon two weeks written notice to the other party.

(a)          Termination by Company without Cause. If Employee is terminated by the Company without Cause (as defined in paragraph 2(c)) during the initial six (6) months of employment, Employee shall receive the “Base Salary” for the remaining portion of the six (6) month period in exchange for executing a general release of claims as to the Company. If Employee is terminated after the initial six (6) months of employment, Employee shall receive only her Base Salary and benefits earned through the date of termination.

(b)          Termination of Employee following a “Change of Control”. If Employee’s employment is terminated at any time due to a “Change of Control”, as hereinafter defined, or if Employee is not offered a position of comparable pay and responsibilities in the same geographic area in which she worked immediately prior to the Change of Control, Employee shall receive her “Base Salary” and medical benefits for a six (6) month period in exchange for executing a general release of claims as to the Company. For purposes of this Agreement, “Change of Control” means (i) a merger, consolidation, reorganization or other transaction in which the Company does not survive and in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding voting securities are transferred or issued to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

(c)          Termination for Cause. If Employee is terminated for “Cause” as defined herein at any time, Employee will receive only payment of her Base Salary and benefits through the date of termination. For purposes of this Agreement, “Cause” is defined as (i) gross misconduct by Employee that is materially injurious to the Company’s business; (ii) the commission by Employee of a felony; or (3) the willful failure or refusal of the Employee, following receipt of an explicit directive from the Company, to comply with the material terms of this Agreement.

3.	Compensation and Fringe Benefits

(a)          Base Salary. Employee will receive a base salary at the annualized rate of $160,000.00 (the "Base Salary"), which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholding. Employee understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

(b)          Incentive Compensation. In addition to the base salary, Employee will receive a 1.0% commission on net advertising revenues generated from the sales of advertising on the Travelzoo website at www.Travelzoo.com and the Travelzoo Top 20 newsletter. For purposes of this Agreement, “net advertising revenue” is defined as:

Net advertising revenues consist of revenues derived from the sales of display advertising, text listings, and banner advertising after agency commissions and discounts. Advertising revenues are recognized in the period in which the advertisement is displayed, provided that evidence of an arrangement exists, no significant obligations remain at the end of the period, and the collection of the resulting receivable is reasonably assured. If advertising is displayed within one month, revenues are recognized at the end of the display period. If advertising is displayed over two or more months, revenues are recognized ratably over the period. To the extent that the minimum guaranteed impressions are not met during the contract period, the Company defers recognition of the corresponding revenues until guaranteed impressions are achieved. Fees for banner advertising are recognized based on the number of impressions displayed or click-throughs delivered during the period. The Company has outsourced part of their advertising sales and production activities to DoubleClick, Inc. Under the terms of the agreement with DoubleClick, the Company recieves a portion of the revenue received by DoubleClick from customers for the display of advertising on the Travelzoo website. The company records these revenues on a net basis.

The commission shall be paid at the end of each month following a fiscal quarter of the Company and will be determined by the Company’s accounting department in accordance with generally accepted accounting principals, as consistently applied. All commission payments will be subject to the usual and applicable required withholding. If Employee’s employment terminates, for whatever reason, she will receive payment for all commission earned as of the date of termination. However, the payment will not be made until the end of the month following the fiscal quarter in which her employment is terminated.

(c)         Management Bonus. Employee is also eligible for a separate quarterly management bonus plan. For every quarter that the Company meets the respective quarter's revenue target as specified in the Master Budget for Travelzoo, the Company will pay Employee a bonus of $10,000. Whether or not the revenue target numbers have been met will be determined by the Company’s accounting department in accordance with generally accepted accounting principals, as consistently applied. The Company reserves the right to update the Master Budget at any time. Company shall notify Employee of any changes of the revenue goals set in the Master Budget. Any payments resulting from the Management Bonus Plan shall be made at the end of each month following a fiscal quarter of the Company and will be subject to the usual and applicable required withholding. If Employee resigns or is terminated for cause, she shall not be eligible for any portion of this management bonus.

(d)        Vacation and Holiday Pay. Employee shall receive three weeks of paid vacation per year, which accrues over the course of the year. In addition, the Company provides eight (8) paid holidays each year, along with two (2) “floating holidays” which can be used by Employee at any time.

(e)         Other Benefits. Employee will be entitled to participate in or receive such benefits under the Company's employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plans and policies in question.

4.            Expenses. The Company will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder in accordance with the Company's established policies.

5.	Certain Covenants.
(a)	Intellectual Property Rights.

(i)          Employee agrees that the Company will be the sole owner of any and all of Employee's "Discoveries" and "Work Product," hereinafter defined, made during the term of her employment with the Company, whether pursuant to this Agreement or otherwise. For purposes of this Agreement, "Discoveries" means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company's software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Employee during the term of her employment by the Company, whether or not potentially patentable or copyrightable in the United States or elsewhere. For purposes of this Agreement, "Work Product" means any and all work product relating to Discoveries.

(ii)        Employee shall promptly disclose to the Company all Discoveries and Work Product. All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, "Tangible Embodiments") of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Project will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein.

(iii)       Employee hereby assigns and agrees to assign to the Company all of her interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the preceding sentence, Employee hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Employee's identity in connection with any distribution or use thereof alone or in combination with other materials. This assignment and assignment obligation applies to all Discoveries and Work Product arising during Employee's employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise. Employee's agreement to assign to the Company any of her rights as set forth in this Section 5(a)(iii) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely upon Employee's own time, and (i) that does not relate to Company business or to the Company's actual or anticipated research or development, or (ii) that does not result from any work performed by Employee for the Company.

(iv)       At the request of the Company, Employee shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company's interest in such Discovery and Work Product, the expenses for which will be borne by the Company. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as her agents and attorneys-in-fact to, if the Company is unable for any reason to secure Employee's signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (i) act for and in her behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by him; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.

(v)        To the extent that any Discovery or Work Product constitutes copyrightable or similar subject matter that is eligible to be treated as a "work made for hire" or as having similar status in the United States or elsewhere, it will be so deemed. This provision does not alter or limit Employee's other obligations to assign intellectual property rights under this Agreement.

(vi)       The obligations of Employee set forth in this Section 5 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee's employment with respect to Discoveries and Work Product conceived or made by Employee alone or in concert with others during Employee's employment with the Company, whether pursuant to this Agreement or otherwise. Those obligations will be binding upon Employee, her assignees permitted under this Agreement, executors, administrators, and other representatives.

(b)	Exposure to Proprietary Information.

(i)          As used in this Agreement, "Proprietary Information" means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is required to keep confidential. Notwithstanding the preceding sentence, the term "Proprietary Information" does not include information that is or becomes publicly available through no fault of Employee, or information that Employee learned prior to the Effective Date.

(ii)        In recognition of the special nature of her employment under this Agreement, including her special access to the Proprietary Information, and in consideration of her employment pursuant to this Agreement, Employee agrees to the covenants and restrictions set forth in Section 5 of this Agreement.

(c)	Use of Proprietary Information; Restrictive Covenants.

(i)          Employee acknowledges that the Proprietary Information constitutes a protectible business interest of the Company, and covenants and agrees that during the term of her employment, whether under this Agreement or otherwise, and after the termination of such employment, she will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of her duties for the Company.

(ii)        Employee will not, during the term of this Agreement or, solely with respect to clauses 2 and 3 of this subparagraph (ii), for a period of one year thereafter (the “Restricted Period”), anywhere within the United States (the "Restricted Territory"), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):

1.           except on behalf of the Company, solicit any person or entity who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, a customer of the Company for the sale of the Products or any product or service of a type then sold by the Company for which Employee provided any assistance in planning, development, marketing, training, support, or maintenance; or

2.           solicit for employment any person who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, an employee of the Company.

(d)        Scope/Severability. The Parties acknowledge that the business of the Company is and will be national and international in scope and thus the covenants in this Section 5 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 5 not fully enforceable, the other provisions of this Section 5, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 5(c), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances).

(e)        Return of Company Materials upon Termination. Employee acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Employee or coming into her possession by virtue of her employment by the Company are and will remain the property of the Company. Upon termination of her employment with the Company, Employee shall immediately return to the Company all such items in her possession and all copies of such items.

6.	Equitable Remedies.

(a)        Employee acknowledges and agrees that the agreements and covenants set forth in Sections 5(a), (b), (c), (d) and (e) are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by her of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 6 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

(b)        Each of the covenants in Sections 5(a), (b), (c), (d) and (e) will be construed as independent of any other covenants or other provisions of this Agreement.

(c)         In the event of any judicial determination that any of the covenants in Sections 5(a), (b), (c), (d), and (e) are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

7.            Representation and Warranties. Employee represents and warrants to the Company that Employee is under no contractual or other restriction or obligation that is materially inconsistent with the execution of this Agreement, the performance of her duties hereunder, or the rights of the Company hereunder, including, without limitation, any development agreement, non-competition agreement or confidentiality agreement previously entered into by Employee.

8.            Company Property. Upon the termination of Employee’s employment with the Company at any time and for any reason, or upon the Company’s written request at any time and for any reason, Employee shall promptly return all Company property to the Company, without keeping any copy of such Company property for herself or any other entity or individual (other than personal notes and rolodex).

9.            Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation hereunder shall be null and void.

10.          Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one (1) day after mailing via Federal Express overnight or a similar overnight delivery service, or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the addresses listed above, or at such other addresses as the parties may designate by written notice in the manner aforesaid.

11.          Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

12.         Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning Employee's employment relationship with the Company.

13.	Resolution of Disputes Regarding Employment.

(a)        The Parties agree to submit any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, to mediation. The Parties shall mutually select the mediator and shall equally pay for the costs of the mediator.

(b)        If and only if a mediation is unsuccessful, and the dispute or controversy is not resolved within 30 days after a mediation, either party may submit the matter to binding arbitration, to the extent permitted by law, to be held in or near San Jose, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. Employee shall only pay the share of costs and fees incurred in the arbitration (i.e., filing fees and transcript costs) that she would normally pay in the course of litigation. All other fees and costs, including the arbitrators’ fees, shall be borne by the Company. The parties shall be responsible for their own attorneys’ fees and costs, except that the arbitrator may award the prevailing party in any such attorneys’ fees and costs incurred in connection therewith.

(c)        The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. This Agreement to arbitrate specifically includes (without limitation) all claims under or relating to any federal, state or local law or regulation prohibiting discrimination, harassment or retaliation based on race, color, religion, national origin, sex, age, disability, or any other condition or characteristic protected by law; demotion discipline, termination or other adverse action in violation of any contract, law or public policy; entitlement to wages or other economic compensation; and any claim for personal, emotional, physical, economic or other injury. This Agreement to arbitrate does not apply, however, to any legal action by the Company seeking injunctive relief for unfair competition or breach of any Company policies regarding the protection of Company property, trade secrets or confidential information as set forth in Paragraph 5. This Agreement also does not apply to any claims by Employee: (a) for workers’ compensation benefits; (b) for unemployment insurance benefits; (c) under a benefit plan where the plan specifies a separate arbitration procedure; (d) filed with an administrative agency which are not legally subject to arbitration under this Agreement; or (e) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement.

(d)        Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Santa Clara County, California or the Northern District of California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the Parties are participants.

(e)        Employee understands that nothing in this Section modifies Employee's at-will status. Either the Company or Employee can terminate the employment relationship at any time, with or without cause, subject only to the restrictions set forth in Section 2 above.

(f)         Employee has read and understands Section 13, which discusses arbitration. and understands that by signing this agreement, she agrees to submit any future claims arising out of, relating to, or in connection with this agreement, or the interpretation, validity, construction, performance, breach, or termination thereof to binding arbitration to the extent permitted by law, and that this arbitration clause constitutes a waiver of employee's right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship.

(g)        The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

14.          No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company.

15.          Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.

COMPANY:

TRAVELZOO.COM SALES, INC.

By:

Title:

Name

EMPLOYEE:

Shirley Tafoya

Date:

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to the Employment Agreement entered into by and between Travelzoo USA, Inc. (the "Company") and Shirley Tafoya ("Employee") on July 1, 2004 (the “Agreement") revises, amends and modifies the Agreement as follows:

1.	Effective July 1, 2004, Paragraph 3 is hereby revised to reflect an increase to the annualized Base Salary and the discontinuation of the quarterly Executive Bonus plan:
“3.	Compensation and Fringe Benefits.

(a)         Base Salary. Employee will receive a base salary at the annualized rate of $230,000.00 (the "Base Salary"), which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholding. Employee understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

(b)        Incentive Compensation. In addition to the Base Salary, Employee will receive a capped 1.0% commission on net advertising revenues generated from the sales of advertising on the Travelzoo website and the Top 20 newsletter. The commission is capped at 1.0% of the net advertising revenues in Q2 2003. For purposes of this Agreement, “net advertising revenue” is defined as:

Net advertising revenues consist of revenues derived from the sales of display advertising, text listings, and banner advertising after agency commissions and discounts. Advertising revenues are recognized in the period in which the advertisement is displayed, provided that evidence of an arrangement exists, no significant obligations remain at the end of the period, and the collection of the resulting receivable is reasonably assured. If advertising is displayed within one month, revenues are recognized at the end of the display period. If advertising is displayed over two or more months, revenues are recognized ratably over the period. To the extent that the minimum guaranteed impressions are not met during the contract period, the Company defers recognition of the corresponding revenues until guaranteed impressions are achieved. Fees for banner advertising are recognized based on the number of impressions displayed or click-throughs delivered during the period.

The commission shall be paid at the end of each month following a fiscal quarter of the Company and will be determined by the Company’s accounting department in accordance with generally accepted accounting principals, as consistently applied. All commission payments will be subject to the usual and applicable required withholding. If Employee’s employment terminates, for whatever reason, she will receive payment for all commission earned as of the date of termination. However, the payment will not be made until the end of the month following the fiscal quarter in which her employment is terminated.

Additionally, the employee is eligible to participate in any executive bonus programs offered. Details of the plan will be distributed upon Board approval.

(c)         Vacation and Holiday Pay. Employee shall receive four weeks of paid vacation per year, which accrues over the course of the year. In addition, the Company provides eight (8) paid holidays each year, along with two (2) “floating holidays” which can be used by Employee at any time.

(d)        Other Benefits. Employee will be entitled to participate in or receive such benefits under the Company's employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plans and policies in question."

Except as expressly set forth herein, all other terms of the Agreement remain in full force and effect.

TRAVELZOO USA, INC.	SHIRLEY TAFOYA

By:	By:

Date:	Date:

2007 ADDENDUM TO EMPLOYMENT AGREEMENT

This 2007 Addendum to the Employment Agreement entered into by and between Travelzoo Inc. (the "Company") and Shirley Tafoya ("Employee") as amended by an Addendum to the Employment Agreement on July 1, 2004 (the “Agreement"), revises, amends and modifies the Agreement as follows:

1.

Effective April 1, 2007, Paragraph 3 Compensation and Fringe Benefits, (a) Base Salary, is hereby revised to reflect a Salary at the annualized rate of Five Hundred Eighteen Thousand Ten and 36/100ths Dollars ($518,010.36).

2.

Effective April 1, 2007, Paragraph 3 Compensation and Fringe Benefits, (b) Incentive Compensation, is hereby deleted. The Employee agrees to the deletion of Paragraph 3(b) to reflect the discontinuation of the Incentive Compensation commission plan and the incorporation of the payment as part of the increase in the Salary reflected in the changes to Paragraph 3(a) above.

Except as expressly set forth herein, all other terms of the Agreement remain in full force and effect.

TRAVELZOO INC.	SHIRLEY TAFOYA

By:	By:

Date:	Date: